Exhibit 3.1(a)
CERTIFICATE OF INCORPORATION
OF
THE BANK OF NEW YORK MELLON CORPORATION
     FIRST.  The name of the Corporation is: The Bank of New York Mellon Corporation.
     SECOND.  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH.  The total number of shares which the Corporation shall have authority to issue is 1,000 shares of capital stock, with a par value of $0.01 per share.
     FIFTH.  The name and mailing address of the incorporator is C. Andrew Gerlach, Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004.
     SIXTH.  A director of the Corporation shall not be liable to the Corporation or its stockholders or creditors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

     I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this eighth day of February, 2007.

/s/ C. Andrew Gerlach
C. Andrew Gerlach